EXHIBIT 99.1

Press Release New York

Press Department | 212 606 7176 | Diana Phillips | Diana.Phillips@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

SOTHEBY’S ANNOUNCES 2008 FOURTH
QUARTER AND FULL YEAR RESULTS

• Full Year Revenues of $691.6 million and Net Income of $28.3 million

February 26, 2009, New York -- Sotheby’s (NYSE: BID) today announced results for the fourth quarter and twelve months ended December 31, 2008.

For the quarter ended December 31, 2008, the Company reported operating revenues of $166.2 million, a $179.6 million, or 52%, decrease from the fourth quarter of 2007. This deterioration is primarily due to a 46% decline in net auction sales from $1.9 billion to $1.0 billion, significant auction guarantee losses and inventory writedowns, all attributable to a downturn in the international art market that began in September 2008, and which resulted from a weakening global economy, as well as turbulence in the global financial and credit markets. For the fourth quarter ended December 31, 2008, the Company reported an operating loss of ($0.7) million and a net loss of ($8.5) million, or ($0.13) per share compared to operating income of $141.6 million and net income of $102.4 million, or $1.55 per diluted share for the fourth quarter of 2007. This decline is largely due to the aforementioned revenue decreases as well as a $13.2 million impairment loss in the Company’s Dealer segment related to goodwill and intangible assets and $4.3 million in restructuring charges. Partially offsetting the impact of these factors is a $44.4 million, or 45%, decrease in salaries and related costs over the period primarily due to a $26.7 million, or 75% decline in accrued incentive bonus costs as a result of the much lower profitability of the quarter as compared to the prior period. Fourth quarter adjusted operating income*, which excludes the $13.2 million impairment loss as well as the $4.3 million in restructuring charges, is $16.8 million*.

For the full year 2008, consolidated sales (aggregate auction sales, private sales and dealer revenues) were $5.3 billion and operating revenues were $691.6 million, representing decreases from the prior year of 14% and 25%, respectively, primarily due to the previously mentioned sales decline, auction guarantee losses and inventory writedowns experienced in the fourth quarter of 2008. Net income for the full year 2008 was $28.3 million, a $184.9 million, or 87%, decrease from the prior year largely due to the fourth quarter revenue shortfalls. Also contributing to the decreased profitability is a lower level of private sale commissions, higher borrowing costs and a higher effective tax rate, partially offset by lower salaries and related costs.

As discussed above, in the fourth quarter of 2008, the Company recorded restructuring charges of $4.3 million related to headcount reductions in its North American operations. Additionally, in 2009, the Company will record approximately $9 million in further restructuring charges for employee-related charges ($6 million), as well as lease exit and facilities-related costs ($3 million). Following the full implementation of the North American and European restructuring plans in the first quarter of 2010, management expects to achieve annual cost savings of approximately $17 million in salaries and related costs, resulting from a 15% reduction in global headcount, and approximately $4 million in savings for facilities-related costs. In addition to this restructuring plan, management is implementing a number of other cost savings initiatives impacting all areas of expense. As a result, management has targeted annual savings in 2009 of approximately $100 million versus actual 2008 results. This $100 million savings target includes any 2009 savings resulting from the North American and European restructuring plans discussed above.

“The global economic crisis which erupted in the autumn of 2008 had a major impact on our business in the fourth quarter,” said Bill Ruprecht, President and Chief Executive

Officer of Sotheby’s. “For the first nine months of 2008, our aggregate auction sales were at record levels. But from October onwards, virtually every auction around the world experienced declines. As a result, we immediately took steps to strengthen our business. We began a worldwide restructuring, initiated global cost cutting measures and dramatically curtailed the use of guarantees. To date in 2009, auction commission margin is 17.3%, up 27% from the 13.6% in the first quarter of 2008.

“We continue to make strategic investments in our business,” continued Mr. Ruprecht. “Earlier this month, we successfully completed the repurchase of our flagship facility in New York City. We acquired the building for $370 million, funding a significant portion of the purchase price by assuming the seller’s mortgage. Replacing our lease obligation which had a 10.4% interest rate with a mortgage obligation of 5.6% allows us to save approximately $4 million in cash interest expense in 2009. This is the premier auction facility in the world and a strategic asset and we are delighted to own it once again. And we remain committed to our focus on our top clients and on the high end of the business. Sotheby’s sold the top lot of the year, Francis Bacon’s Triptych, 1976, ($86.3 million), the top lot of the autumn auction season, Kazimir Malevich’s Suprematist Composition ($60.0 million) and the top Contemporary lot of the autumn season, Yves Klein’s Archisponge ($21.4 million) while continuing to reduce lot volume in 2008.

“As we begin 2009 our financial condition remains healthy. We are well-positioned to operate in this very challenging economic environment. And, very importantly, as we saw in our recent London sales, demand remains positive for great works which are well estimated and fresh to the market. In a turbulent world, art continues to represent both value and relevance.”

Year to Date 2009 Sales
In New York, the Old Masters Paintings sale in January totaled $63.9 million and was highlighted by JMW Turner’s The Temple of Jupiter Panellenius which sold for $13.0 million, the second highest price for the artist at auction. Another highlight was Hendrick ter Brugghen’s Bagpipe Player in Profile which sold for $10.2 million, surpassing the pre-sale estimate of $4/6 million and setting a record for the artist at auction.

The London Impressionist and Modern Art and Contemporary Art sales earlier this month brought a total of $98.9 million for the week of sales – in line with the pre-sale low estimate of $100 million for the series. The top lot at any auction house was sold at Sotheby’s, Edgar Degas’ Petite Danseuse de Quatorze Ans, for $19 million, a record for Degas sculpture at auction. Highlighting the Contemporary Art sales was Lucio Fontana’s Concetto Spaziale which brought $6.4 million. The sell through rate for the week of sales was a robust 85%.

Upcoming Sales
On March 18th and 19th, Sotheby’s will hold its inaugural series of sales in Doha, Qatar. The four sales of Contemporary Art, Orientalist Art, Islamic Art and Watches are estimated to realize a total of $25/34 million over the two-day period. Highlighting the sales is the Pearl Carpet of Baroda which was commissioned by the Maharaja of Baroda. Bidding on this exceptional piece will start around $5 million but is expected to rise considerably higher. Leading the Contemporary Art sale is Andy Warhol’s Round Jackie, a poignant image of Jackie Kennedy based on a news photograph taken of her while she was still in the White House (pre-sale estimate of $2.5/3.5 million).

Beginning on April 4th, Sotheby’s will be holding its spring series of sales in Hong Kong. This sales series will mark the inauguration of wine auctions at Sotheby’s Hong Kong, in addition to the existing sales of Modern and Contemporary Chinese and Southeast Asian Art, Chinese classical paintings and works of art, jewelry and watches. Highlighting the sales is one of the most precious and rarest Tang dynasty artifacts that has ever come on the market, a Magnificent Large Tortoiseshell Octagonal Box and Cover Inlaid with Mother-of-Pearl that has a pre-sale estimate in excess of $5 million. Over 1,700 lots with a total pre-sale low estimate of $82 million will be on offer.

Earlier this month, the finest private library of Hebrew books and manuscripts in the world, the Valmadonna Trust Library, was on view in Sotheby’s galleries. 10,000 visitors came to Sotheby’s New York to view the remarkable collection which stirred such excitement that on the final day of the exhibition there were lines around the block. The collection includes the only surviving manuscript written in England before the expulsion of the Jews in 1290; arguably the finest copy of the Babylonian Talmud produced between 1519 and 1523 by famed printer Daniel Bomberg, which was previously in the collection of Westminster Abbey; as well as the preeminent group of Hebrew books in existence from the dawn of printing (15th century). Sotheby’s has been asked to sell the entire library privately to a single buyer, with an estimated price at more than $40 million.

* Non-GAAP financial measure. See Appendix B.
Note: Estimates do not include buyer’s premium.
About Sotheby’s
Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in seven other salesrooms around the world. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed form 10-K for a complete list of Risk Factors.

Financial Table Follows

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. In addition, an outline of the conference call is available at http://investor.shareholder.com/bid/events.cfm. Sotheby’s earnings conference call will take place on Thursday, February 26, 2009, at 4:45 PM EST. Domestic callers should dial: 877-857-6150 and international callers should dial: 719-325-4783. The call reservation number is 7429391.

To listen to the conference call via web cast, please go to http://investor.shareholder.com/bid/events.cfm You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

APPENDIX A

SOTHEBY’S
CONSOLIDATED INCOME STATEMENTS
(Thousands of dollars, except per share data)

	(UNAUDITED)		(AUDITED)
	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Revenues:
Auction and related revenues	$156,005	$323,473	$616,625	$833,128
Finance revenues	3,334	3,997	14,183	17,025
Dealer revenues	5,724	16,982	55,596	62,766
License fee revenues	755	638	3,438	2,960
Other revenues	346	668	1,717	1,843
Total revenues	166,164	345,758	691,559	917,722

Expenses:
Direct costs of services	32,385	32,388	95,410	80,400
Dealer cost of sales	6,777	15,034	61,978	49,161
Marketing expenses	4,727	7,492	19,662	19,792
Salaries and related costs	54,191	98,598	240,126	293,720
General and administrative expenses	44,968	44,849	176,004	166,539
Depreciation and amortization expense	6,311	5,806	24,845	22,101
Impairment loss	13,189	-	13,189	14,979
Restructuring charges	4,312	-	4,312	-
Antitrust related matters	-	-	(18,385)	-
Gain on sale of land and buildings	-	-	-	(4,752)
Total expenses	166,860	204,167	617,141	641,940

Operating (loss) income	(696)	141,591	74,418	275,782

Interest income	1,205	4,212	8,333	14,456
Interest expense	(11,115)	(7,142)	(36,682)	(28,622)
Extinguishment of debt (net)	7,841	-	5,364	-
Insurance recovery	-	-	-	20,000
Other (expense) income	(1,557)	(994)	(2,956)	1,403

(Loss) Income from continuing operations before taxes	(4,322)	137,667	48,477	283,019
Income tax expense	4,287	35,505	22,347	72,512
Equity in earnings of investees, net of taxes	157	243	2,139	2,632

Net (loss) income	($8,452)	$102,405	$28,269	$213,139

Basic (loss) earnings per share	($0.13)	$1.59	$0.44	$3.34

Diluted (loss) earnings per share	($0.13)	$1.55	$0.43	$3.25

Cash dividends paid per common share	$0.15	$0.15	$0.60	$0.50

APPENDIX B

SOTHEBY'S
GAAP TO NON-GAAP RECONCILIATIONS

GAAP and non-GAAP Financial Measures:
GAAP refers to generally accepted accounting principles in the United States of America. In this release, financi are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by "adjusted" non-GAAP financial measures. Management believes that the use of these non-GAAP financial meas management and investors to evaluate, and compare from period to period, the Company's results from operation meaningful and consistent manner. A reconciliation of GAAP to non-GAAP financial measures is included belo figures in thousands of dollars, except per share data).

	Three Months Ended
	December 31,		$ Increase /
	2008	2007	Decrease

GAAP Operating Income	($696)	$141,591	($142,287)
Adjustments:
Noortman Master Paintings impairment charge	13,189	-	13,189
Restructuring charges	4,312	-	4,312
Adjusted Operating Income	$16,805	$141,591	($124,786)